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                     January 13, 2023

       Claudius Tsang
       Chief Executive Officer and Chief Financial Officer
       ASPAC I Acquisition Corp.
       Level 39, Marina Bay Financial Centre Tower 2
       10 Marina Boulevard
       Singapore 018983

                                                        Re: ASPAC I Acquisition
Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            File No. 001-41285

       Dear Claudius Tsang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction